UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 10, 2019

DSP GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-35256 (Commission File Number)	94-2683643 (I.R.S. Employer Identification No.)

2055 Gateway Place, Suite 480 San Jose, CA (Address of Principal Executive Offices)	95110 (Zip Code)

408/986-4300
(Registrant’s Telephone Number, Including Area Code)

With a copy to:
Jaclyn Liu, Esq.
Morrison & Foerster llp
425 Market Street
San Francisco, CA 94105

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Security Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On February 10, 2019, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of DSP Group, Inc. (the “Company”) approved a 2019 Performance-Based Bonus Plan applicable for the Chief Executive Officer and Chief Financial Officer of the Company (individually, a “Plan” and collectively, the “Plans”). Each of the Plans is effective as of January 1, 2019.

The following is a description of the Plans provided pursuant to Paragraph 10(iii) to Item 601 of Regulation S-K, which requires a written description of a compensatory plan when there is no formal document containing the compensation information.

Pursuant to the Plans, the payment of bonuses is based upon the Company’s achievement of three separate components, two of which are based on business objectives and one is at the discretion of the Committee. Each component has a specified weighting, and each Plan has different weightings. No bonus would be payable based on the achievement of the business objective components if the Company’s 2019 earnings before interest, taxes, depreciation and amortization (“EBITDA”), excluding any restricting and non-recurring charges to be determined by the Committee, are less than a specified amount set forth in the Plans as determined by the Committee; provided the discretionary component remains at the Committee’s discretion.

The cap for the bonus payout under the Plan for the Chief Financial Officer is 1.4x of his annual base salary and the cap for the Chief Executive Officer under the Plan is 2.0x of his annual base salary.

Other than under the circumstances whereby there is a change of control transaction involving the Company, or termination of employment under specified circumstances as set forth in the employment agreement, payment of bonuses (if any) under the Plans is to be made in the following year. Any such bonuses would be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.

In the event of termination of employment of the Chief Executive Officer or Chief Financial Officer during 2019 by (i) either one of them (X) after complying with the advance notice provision in his respective employment agreement, or (Y) for good reason (as defined in their respective employment agreement), or (ii) the Company without cause (as defined in their respective employment agreement), the bonus under their respective Plan would be determined on the following basis: (a) all numbers under the “Target” column of the Plan would be reduced by a percentage equal to the percent of the year remaining after the date of termination of employment, (b) all non-numerical requirements under the “Target” column of the Plan would remain unchanged, (c) the 1.0 and 2.0 multiplier under the “Target” column of the Plan would be multiplied by their respective annual base salary for the part of the year prior to the date of termination of employment, and (d) the bonus payable under the discretionary bonus component would be 40% and 28% of the annual base salary of the Chief Executive Officer and Chief Financial Officer, respectively. In the event of a “change of control” (as defined in their respective employment agreements), the Chief Executive Officer and Chief Financial Officer shall be entitled to an annual bonus at target (1.0) and annual bonus at 0.7 of target, respectively.

The following is a more detailed description of the Plans as applicable to the Company’s Chief Executive Officer and Chief Financial Officer.

Chief Executive Officer

Weight	Objective	Target	Payout
40%	Revenues

0 if Actual Revenue <=85% of a specified 2019 revenue target approved by the Board (the “2019 Revenue Target”).

1.0 if Actual Revenue =100% of the 2019 Revenue Target.

2.0 if Actual Revenue >=110% of the 2019 Revenue Target.

Payout is linear between points
40%	EBITDA	0 if EBITDA <= a specified 2019 EBITDA number approved by the Board (the “2019 EBITDA Target”) 1.0 if EBITDA =2019 EBITDA Target 2.0 if EBITDA >=2019 EBITDA Target	Payout is linear between points
20%	Compensation Committee Discretion

Committee will apply its discretion based primarily on its evaluation of how management has performed in positioning the Company for future success and stockholder value enhancement. Additionally, the Committee may consider the achievement of a target which was not part of the original performance-based bonus criteria but is nonetheless of critical importance to the positioning of the Company for future success and stockholder value enhancement. The discretionary bonus is in the range of 0% to 40% of annual salary.

Chief Financial Officer

Weight	Objective	Target	Payout
35%	Revenues	0 if Actual Revenue <=85% of the 2019 Revenue Target. 0.7 if Actual Revenue =100% of the 2019 Revenue Target. 1.4 if Actual Revenue >=110% of the 2019 Revenue Target.	Payout is linear between points
45%	EBITDA	0 if EBITDA <2019 EBITDA Target 0.7 if EBITDA >=2019 EBITDA Target 1.4 if EBITDA >=2019 EBITDA Target	Payout is linear between points
20%	Compensation Committee Discretion

Committee will apply its discretion based primarily on its evaluation of how management has performed in positioning the Company for future success and stockholder value enhancement. Additionally, the Committee may consider the achievement of a target which was not part of the original performance-based bonus criteria but is nonetheless of critical importance to the positioning of the Company for future success and stockholder value enhancement. The discretionary bonus is in the range of 0% to 28% of annual salary.

Due to their strategic significance, the Company believes that the disclosure of the 2019 Revenue Target and 2019 EBITDA Target would cause future competitive harm to the Company and therefore are not disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSP GROUP, INC.

Date: February 14, 2019	By:	/s/ Dror Levy
Dror Levy Chief Financial Officer and Secretary

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